AMENDED AND RESTATED CREDIT AGREEMENT


    THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 8, 1995 (this "Agreement"), is by and among DOUGLAS & LOMASON COMPANY, a Michigan corporation (the "Company"), and the banks named in Section 2.1 hereof (herein collectively called the "Banks" and individually called a "Bank").


                                INTRODUCTION

    WHEREAS, the Company and the Banks executed an Amended and Restated Credit Agreement dated as of June 24, 1994 (the "Original Credit
Agreement"), to provide a revolving credit facility in favor of the Company in the amount of $35,000,000; and

    WHEREAS, the Company has requested that the Banks amend and restate the Original Credit Agreement as herein provided, to, among other things, replace the revolving credit facility provided under the Original Credit Agreement with a new revolving credit facility in an aggregate principal amount not to exceed $60,000,000 at any time outstanding and an additional term loan facility in an aggregate principal amount of $25,000,000, in order to assist the Company in its acquisition of Bestop, Inc. and for the Company's general corporate purposes.


                          ARTICLE I.  DEFINITIONS

    1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

    "Affiliate", when used with respect to any person shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

    "Bestop" shall mean Bestop, Inc., a Delaware corporation.

    "Borrowing" shall mean the aggregation of Loans of the Banks to be made to the Company, or continuations and conversions of such Loans, made pursuant to Article II on a single date and for a single Interest Period, which Borrowings may be classified for purposes of this Agreement by reference to the type of Loans comprising the related Borrowing (e.g., a "Eurodollar Rate Borrowing" is a Borrowing comprised of Eurodollar Rate Loans).

    "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Banks are not open to the public for carrying on substantially all of their banking functions.

    "Capitalization" of any person shall mean the sum of the principal amount of outstanding Funded Debt of such person, plus the Tangible Net Worth of such person.

    "Capital Lease" of any person shall mean any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.

    "CD Interest Period" shall mean, with respect to any CD Rate Loan, the period commencing on the day such Loan is made or converted to a CD Rate Loan and ending on the date 30, 60, 90 or 180 days thereafter, as the Company may elect under Section 2.4 or Section 2.7, and, with respect to any continuation of such Loan as a CD Rate Loan, each subsequent period commencing on the last day of the immediately preceding CD Interest Period and ending on the date 30, 60, 90 or 180 days thereafter, as the Company may elect under Section 2.7, provided, however, that (a) each CD Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, and (b) no CD Interest Period which would end after the Termination Date shall be permitted.

    "CD Rate" shall mean, with respect to any CD Rate Loan and the related CD Interest Period, the per annum rate that is equal to the sum of:

    (a) seven-eighths of one percent (7/8%) per annum with respect to any Revolving Credit Loan, and one and one-quarter percent (1-1/4%) per annum with respect to any Term Loan, plus

    (b) the rate per annum obtained by dividing (i) the arithmetic mean of secondary market bid rates per annum (expressed as a percentage) quoted at approximately 10:00 a.m. New York time (or as soon thereafter as practicable) on the first day of the related CD Interest Period by two or more New York certificate of deposit dealers of recognized standing selected by the Reference Bank for the purchase from the Reference Bank at face value of negotiable certificates of deposit of the Reference Bank with a term comparable to such CD Interest Period in an aggregate amount comparable to the related CD Rate Loan, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) under any regulations of the Board of Governors of the Federal Reserve System (or any successor agency thereto), applicable on the first day of the related CD Interest Period to a negotiable certificate of deposit of the Reference Bank with a term comparable to such CD Interest Period in an aggregate amount comparable to the related CD Rate Loan, plus

    (c) the annual assessment rate (expressed as a percentage) estimated by the Reference Bank on the first day of the related CD Interest Period to be payable by the Reference Bank to the Federal Deposit Insurance Corporation (or any successor agency thereto) for such Corporation's (or such successor's) insuring Dollar deposits of the Reference Bank in the United States during the related CD Interest Period;

all as conclusively determined by the Reference Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

    "CD Rate Loan" shall mean any Loan which bears interest at the CD
Rate.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

    "Commitments" shall mean the several agreements of the Banks to make Loans hereunder in the respective amounts specified in Section 2.1, as such amounts may be reduced from time to time pursuant to Section 2.2, and "Commitment" shall mean any one of the Commitments.

    "Commitment Percentage" for any Bank at any time shall mean the ratio (expressed as a percentage) of the aggregate principal amount of its Commitment to the Total Commitments.

    "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Contingent Liabilities" of any person shall mean, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

    "Cumulative Net Income" of any person shall mean, as of any date, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) for the period commencing on the specified date through the end of the most recently completed fiscal year of such person (but without reduction for any net loss incurred for any fiscal year during such period), taken as one accounting period, all as determined in accordance with generally accepted accounting principles.

    "Current Assets" and "Current Liabilities" of any person shall mean, as of any date, all assets or liabilities, respectively, of such person which, in accordance with generally accepted accounting principles, should be classified as current assets or current liabilities, respectively, on a balance sheet of such person.

    "D & L Acquisition" shall mean Douglas & Lomason Acquisition Company, a Delaware corporation which is a wholly owned subsidiary of the Company.

    "Default" shall mean any event or condition described in Section 6.1 which might become an Event of Default with notice or lapse of time or both.

    "Dollars" and "$" shall mean the lawful money of the United States of America.

    "Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.

    "Environmental Laws" shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or by any court, agency or instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

    "ERISA Affiliate" shall mean, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

    "Eurodollar Business Day" shall mean, with respect to any Eurodollar Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the London interbank market.

    "Eurodollar Interest Period" shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the day such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as the Company may elect under
Section 2.4 or Section 2.7, and each subsequent period commencing on the last day of the immediately preceding Eurodollar Interest Period and ending on the date one, two, three or six months thereafter, as the Company may elect under Section 2.7, provided, however, that (a) any Eurodollar Interest Period which commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month, (b) each Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day or, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day, and (c) no Eurodollar Interest Period which would end after the Termination Date with respect to any Revolving Credit Loan or the Maturity Date with respect to any Term Loan shall be permitted.

    "Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

    (a) three-quarters of one percent (3/4%) per annum with respect to any Revolving Credit Loan, and one and one-eighth percent (1-1/8%) per annum with respect to any Term Loan, plus

    (b) the rate per annum obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Rate Loan are offered to the Reference Bank by other prime banks in the London interbank market, at approximately 11:00 a.m. London time, on the second Eurodollar Business Day prior to the first day of such Eurodollar Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurodollar Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Reference Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

    "Eurodollar Rate Loan" shall mean any Loan which bears interest at the Eurodollar Rate.

    "Event of Default" shall mean any of the events or conditions described in Section 6.1.

    "Fixed Rate Loan" shall mean any CD Rate Loan, any Eurodollar Rate Loan or any Negotiated Rate Loan.

    "Floating Rate" shall mean the per annum rate equal to the Prime Rate in effect from time to time which Floating Rate shall change simultaneously with any change in such Prime Rate.

    "Floating Rate Loan" shall mean any Loan which bears interest at the Floating Rate.

    "Funded Debt" shall mean and include, without duplication:

    (a) any obligation payable more than one year from the date of any determination hereunder, which under generally accepted accounting principles is shown on the balance sheet as a liability (including Capital Lease obligations but excluding other reserves to the extent that such reserves do not constitute an obligation, and excluding any current liability);

    (b) indebtedness payable more than one year from the date of any determination hereunder which is secured by any Lien on property owned by the Company or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by the Company or such Subsidiary;

    (c) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect in connection with the obligations, stock or dividends of any Person, which may be payable more than one year from the date of any determination hereunder;

    (d) obligations (payable more than one year from the date of any determination hereunder) under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses;

    (e) obligations (payable more than one year form the date of any determination hereunder) under any contract for the purchase of materials, supplies or other property or services as such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; and

    (f) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee, provided such obligations are payable more than one year from the date of any determination hereunder;

all as determined in accordance with generally accepted accounting principles.

    "generally accepted accounting principles" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

    "Guarantor" shall mean, initially, D & L Acquisition, and shall also include each other Subsidiary of the Company which enters into the Guaranty from time to time, including without limitation, Bestop from and after the Merger.

    "Guaranty" shall mean the Guaranty Agreement dated as of June 8, 1995 entered into by each of the Guarantors for the benefit of the Banks pursuant to this Agreement in substantially the form attached hereto as Exhibit C, as amended or modified from time to time.

    "Hazardous Materials" shall mean any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local government law, ordinance, rule or regulation.

    "Indebtedness" of any person shall mean, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of Unfunded Benefit Liabilities (which shall in no event be deemed to include any amounts shown as liabilities of such person under Statement of Financial Accounting Standard 106) under any plan of such person or of any ERISA Affiliate of such person, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (h) all obligations of others similar in character to those described in clauses (a) through (g) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

    "Interest Payment Date" shall mean (a) with respect to any Fixed Rate Loan (other than a Negotiated Rate Loan), the last day of each Interest Period with respect to such Fixed Rate Loan and, in the case of any Interest Period exceeding three months or 90 days, as the case may be, those days that occur during such Interest Period at intervals of three months or 90 days, as the case may be, after the first day of such Interest Period, and (b) in all other cases, the last day of each March, June, September and December occurring after the date hereof, commencing with the last Business Day of September 1995, and on the Termination Date.

    "Interest Period" shall mean any CD Interest Period or Eurodollar Interest Period.

    "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right and, without limiting the foregoing, shall also include any of the foregoing that are delivered as a deferred pledge.

    "Loans" shall mean the Revolving Credit Loans and the Term Loans, and "Loan" shall mean any Revolving Credit Loan and any Term Loan. Any such Loan or portion thereof may also be denominated as a Floating Rate Loan or a Fixed Rate Loan (which may be further denominated as a CD Rate Loan, a Eurodollar Rate Loan or a Negotiated Rate Loan) and such Floating Rate Loans, Fixed Rate Loans (including such CD Rate Loans, Eurodollar Rate Loans and Negotiated Rate Loans) are referred to herein as "types" of Loans.

    "Maturity Date" shall mean, with respect to any Term Loan, the eighth anniversary of the date such Term Loan is made which in any event shall be no later than June 8, 2003.

    "Merger" shall mean the merger of D & L Acquisition with and into Bestop pursuant to the terms of the Merger Documents.

    "Merger Documents" shall mean the Certificate of Merger to be filed in the State of Delaware with respect to the merger of D & L Acquisition with and into Bestop, and such other evidence of such merger (including without limitation resolutions of the directors and/or shareholders of the Company, D & L Acquisition and Bestop, and an opinion of counsel to D & L Acquisition and Bestop) as the Banks may reasonably request.

    "Multiemployer Plan" shall mean any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

    "Negotiated Rate" shall mean, with respect to any Negotiated Rate Loan, the rate per annum agreed upon between the Company and the Banks at the time such Negotiated Rate Loan is made.

    "Negotiated Rate Loan" shall mean any Term Loan which bears interest at the Negotiated Rate.

    "Net Worth" of any person shall mean, as of any date, the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person.

    "Notes" shall mean the Revolving Credit Notes and the Term Notes, and "Note" shall mean any of the Notes.

    "Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Fixed Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

    "Permitted Liens" shall mean Liens permitted by Section 5.2(h) hereof.

    "person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

    "Plan" shall mean, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary of such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary of such person or any ERISA Affiliate could have liability with respect to such pension plan.

    "Prime Rate" shall mean the per annum rate announced by the Reference Bank from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Reference Bank to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

    "Prohibited Transaction" shall mean any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

    "Reference Bank" shall mean NBD Bank, a Michigan banking corporation of Detroit, Michigan, or such substitute Bank as may be appointed from time to time pursuant to Section 7.14.

    "Reportable Event" shall mean a reportable event as described in
Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

    "Revolving Credit Loans" shall mean the borrowings under Section 2.4 evidenced by the Revolving Credit Notes and made pursuant to
Section 2.1(a), and "Revolving Credit Loan" shall mean any of the Revolving Credit Loans.

    "Revolving Credit Notes" shall mean the promissory notes of the Company evidencing the Revolving Credit Loans, in substantially the forms annexed hereto as Exhibits A-1 and A-2, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor, and "Revolving Credit Note" shall mean either of the Revolving Credit Notes.

    "Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

    "Tangible Net Worth" of any person shall mean, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred taxes and deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under generally accepted accounting principles. Without limiting the foregoing, "Tangible Net Worth" shall include the Deferred Income Tax Liabilities and shall exclude the Deferred Income Tax and Deferred Engineering & Design Assets shown on the consolidated balance sheet of the Company and its Subsidiaries from time to time.

    "Tender Offer Documents" shall mean the Agreement and Plan of Merger dated as of May 3, 1995 executed among the Company, D & L Acquisition and Bestop, the related Schedule 14D-1 as filed with the Securities and Exchange Commission and the related Offer to Purchase for Cash.

    "Term Loans" shall mean the borrowing under Section 2.4 evidenced by the Term Notes and made pursuant to Section 2.1(b), and "Term Loan" shall mean any of the Term Loans.

    "Term Loan Agreements" shall mean the Term Loan Agreements by and among the Company and the Banks dated as of May 20, 1988 and December 19, 1991, each as amended or modified from time to time.

    "Term Notes" shall mean any promissory note of the Company evidencing the Term Loans, in substantially the forms annexed hereto as Exhibits B-1 and B-2, as amended or modified from time to time and together with any promissory note or notes in exchange or replacement therefor, and "Term Note" shall mean any of the Term Notes".

    "Termination Date" shall mean the earlier to occur of (a) June 24, 1998 and (b) the date on which the Commitments shall be terminated pursuant to Section 2.2 or Section 6.2; provided, however, that the Termination Date provided under clause (a) of this definition shall be subject to one automatic extension for a period of one additional year unless either Bank shall notify the Company and the other Bank in writing no later than sixty days prior to the then existing Termination Date under such clause (a) that such Bank has elected to revoke such extension, in which such case the Termination Date shall be the then existing Termination Date under clause
(a) of this definition.

    "Total Commitments" shall mean, at any date, the sum of the Commitments hereunder.

    "Total Liabilities" of any person shall mean, as of any date, all obligations which, in accordance with generally accepted accounting principles, are or should be classified as liabilities on a balance sheet of such person.

    "Unfunded Benefit Liabilities" shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

    "Working Capital" of any person shall mean, as of any date, the amount, if any, by which the Current Assets of such person exceeds the Current Liabilities of such person.

    1.2 Other Definitions; Rules of Construction. As used herein, the terms "Banks", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with generally accepted accounting principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.


                 ARTICLE II.  THE COMMITMENTS AND THE TERM LOAN

    2.1  Commitments of the Banks.

    (a) Revolving Credit Loans. Each Bank agrees, for itself only, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Company pursuant to Section 2.4 from time to time from and including the Effective Date to but excluding the Termination Date, not to exceed in aggregate principal amount at any time outstanding the amount set forth opposite its name below as its Commitment:

    Name of Bank                            Commitment
    ------------                            ----------
    NBD Bank                                $33,000,000

    Comerica Bank                            27,000,000
                                            -----------

               Total:                       $60,000,000
                                            ===========

Each Revolving Credit Loan shall consist of advances made by the Banks severally in proportion to their respective Commitments. Each Revolving Credit Loan shall be in the aggregate principal amount of at least $500,000 and in integral multiples of $100,000.

    (b) Term Loans. Each Bank further agrees, for itself only, subject to the terms and conditions of this Agreement, to make a single Term Loan to the Company, pursuant to Section 2.4 on the Effective Date in an amount set forth opposite its name below as its Commitment:

    Name of Bank                            Commitment
    ------------                            ----------
    NBD Bank                                $13,750,000

    Comerica Bank                            11,250,000
                                            -----------

                   Total:                   $25,000,000
                                            ===========

    2.2 Termination and Reduction of Commitments. The Company may terminate or reduce the Commitments at any time and from time to time, provided that (i) the Company shall give three Business Days' prior written notice of such termination or reduction to the Banks specifying the amount and effective date thereof, (ii) each partial reduction of the Commitments shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000 and shall reduce the Commitment of each Bank proportionately in accordance with the percentage each such Commitment bears to the Total Commitments, (iii) no such termination or reduction shall be permitted with respect to any portion of the Commitments as to which a request for a Loan pursuant to Section 2.4 is then pending, and (iv) the Commitments may not be terminated if any Loans are then outstanding and may not be reduced below the principal amount of Loans then outstanding. The Commitments or any portion thereof terminated or reduced pursuant to this Section 2.2, whether optional or mandatory, may not be reinstated.

    2.3 Fees. (a) The Company agrees to pay to the Banks commitment fees on the daily average unused amount of the Commitments, for the period from the Effective Date to but excluding the Termination Date, at a rate equal to three-eighths of one percent (3/8 of 1%) per annum. Commitment fees shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing with the last Business Day of [September] 1995, and on the Termination Date.

         (b) The Company agrees to pay to the Banks, on the Effective Date, nonrefundable arrangement fees in the amounts set forth below:

    Name of Bank                            Arrangement Fee
    ------------                            ---------------
    NBD Bank                                $ 68,750

    Comerica Bank                             56,250
                                            --------

                   Total:                   $125,000
                                            ========

    2.4 Disbursement of Loans. (a) The Company shall give the Banks notice of its request for each Loan in substantially the form of Exhibits D-1 or D-2 hereto, as the case may be, not later than 12:00 noon Detroit time (i) three Eurodollar Business Days prior to the date such Loan is requested to be made if such Loan is to be made as a Eurodollar Rate, (ii) one Business Day prior to the date such Loan is requested to be made if such Loan is to be made as a CD Rate Loan or a Negotiated Rate Loan, and
(iii) on the date such Loan is requested to be made in all other cases, which notice shall specify whether a CD Rate Loan, Eurodollar Rate Loan, Negotiated Rate Loan or Floating Rate Loan is requested and, in the case of each requested Fixed Rate Loan, the Interest Period to be initially applicable to such Loan. Subject to the terms and conditions of this Agreement, each Bank shall make available its proportionate share of the proceeds of each such requested Loan to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company at such Bank.

         (b) The Revolving Credit Loans made under this Section 2.4 shall be evidenced by the Revolving Credit Notes. The Term Loans made under this
Section 2.4 shall be evidenced by the Term Notes. All such Loans shall be due and payable and bear interest as provided in Article III. Each Bank is hereby authorized by the Company to record on the schedule attached to the Revolving Credit Notes and Term Notes, or in its books and records, the date, amount and type of each Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of any Bank to record, or any error in recording, any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement. Subject to the terms and conditions of this Agreement, the Company may borrow Revolving Credit Loans and Term Loans under this Section 2.4, prepay Revolving Credit Loans and Term Loans pursuant to Section 3.1 and reborrow Revolving Credit Loans (but not Term Loans) under this Section 2.4.

    2.5 Conditions for First Disbursement. The obligation of the Banks to advance their respective shares of the first Loan hereunder is subject to receipt by the Banks of the following documents and completion of the following matters, in form and substance satisfactory to the Banks:

    (a) Charter Documents. A certified copy of recent date by the appropriate authority or official of the Company's and D & L Acquisition's respective state of incorporation of all charter documents of the Company and D & L Acquisition, respectively, on file in that office and certifying as to the good standing and corporate existence of the Company and D & L Acquisition, respectively, and certified as true and correct as of the Effective Date by a duly authorized officer of the Company and D & L Acquisition, as the case may be;

    (b) By-Laws and Corporate Authorizations. Copies of the by-laws of the Company and D & L Acquisition together with all authorizing resolutions and evidence of other corporate action taken by the Company and D & L Acquisition to authorize the execution, delivery and performance by the Company and D & L Acquisition of this Agreement, the Notes, the Guaranty and the Tender Offer Documents and the consummation by the Company and D & L Acquisition of the transactions contemplated thereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company and D & L Acquisition, respectively;

    (c) Incumbency Certificate. Certificates of incumbency of the Company and D & L Acquisition containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company and D & L Acquisition in connection with this Agreement, the Guaranty, the Notes, the Tender Offer Documents and the consummation by the Company and D & L Acquisition of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company and D & L Acquisition;

    (d)  Notes.  The Notes duly executed on behalf of the Company;

    (e) Legal Opinions. The favorable written opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel for the Company and D & L Acquisition, with respect to such matters as the Banks may reasonably request;

    (f) Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings or notifications, if any, required in connection with (i) the execution, delivery and performance of the Tender Offer Documents and the transactions contemplated thereby, or as a condition to the legality, validity or enforceability of the Tender Offer Documents including, but not limited to, the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and (ii) the execution, delivery and performance of this Agreement, the Guaranty, the Notes, and the transactions contemplated hereby, or as a condition to the legality, validity or enforceability of this Agreement, the Guaranty or the Notes, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of the Company;

    (g) Tender Offer Documents: Copies of the Tender Offer Documents, certified by duly authorized officers of the Company;

    (h) Other Documents. Such other documents as the Banks may reasonably request.

    2.6 Further Conditions for Disbursement. The obligation of the Banks to advance their respective shares of any Loan (including the first Loan) or any continuation or conversion under Section 2.7, is further subject to the satisfaction of the following conditions precedent:

    (a) The representations and warranties contained in Article IV hereof, and in the Guaranty, shall be true and correct on and as of the date such Loan is made (both before and after such Loan is made) as if such representations and warranties were made on and as of such date; and

    (b) No Default or Event of Default, shall exist or shall have occurred and be continuing on the date such Loan is made (whether before or after such Loan is made.

The Company shall be deemed to have made a representation and warranty to the Banks at the time of the making of, and the continuation or conversion of, each Loan to the effect set forth in clauses (a) and (b) of this
Section 2.6. For purposes of this Section 2.6 the representations and warranties contained in Section 4.6 hereof shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.1(d)(ii) and
(iii).

    2.7 Subsequent Elections as to Loans. The Company may elect (a) to continue a Fixed Rate Loan of one type, or a portion thereof, as a Fixed Rate Loan of the then existing type, (b) to convert a Fixed Rate Loan of one type, or a portion thereof, to a Loan of another type, or (c) to convert a Floating Rate Loan, or a portion thereof, to a Fixed Rate Loan, in each case by giving notice thereof to the Banks in substantially the form of Exhibits E1 or E2 hereto, as the case may be, not later than 10:00 a.m. Detroit time three Eurodollar Business Days prior to the date any such continuation of or conversion to a Eurodollar Rate Loan is to be effective and not later than 10:00 a.m. Detroit time one Business Day prior to the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Fixed Rate Loan may only be converted on the last day of the then current Interest Period with respect to such Loan, provided, further, that a Negotiated Rate Loan cannot be converted to any other type of Loan and no continuation notice shall be required for any Negotiated Rate Loan and provided, further, if a continuation of a Loan as, or a conversion of a Loan to, a Fixed Rate Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. If the Company shall not timely deliver such a notice with respect to any outstanding Fixed Rate Loan (other than a Negotiated Rate Loan), the Company shall be deemed to have elected to convert such Fixed Rate Loan to a Floating Rate Loan on the last day of the then current Interest Period with respect to such Loan.

    2.8 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Fixed Rate Loan pursuant to Section 2.4, or a request for a continuation of a Fixed Rate Loan as a Fixed Rate Loan of the then existing type, or a request for conversion of a Fixed Rate Loan of one type to a Fixed Rate Loan of another type, or a request for a conversion of a Floating Rate Loan to a Fixed Rate Loan pursuant to Section 2.7, (a) in the case of any Eurodollar Rate Loan or CD Rate Loan, deposits in Dollars for periods comparable to the Interest Period elected by the Company are not available to the Banks in the relevant interbank or secondary market, or
(b) the CD Rate or the Eurodollar Rate, as the case may be, will not adequately and fairly reflect the cost to the Banks of making, funding or maintaining the related CD Rate Loan or Eurodollar Rate Loan, as the case may be, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Banks with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Banks (i) to make or fund the relevant Fixed Rate Loan or (ii) to continue such Fixed Rate Loan as a Fixed Rate Loan of the then existing type or
(iii) to convert a Loan to such a Fixed Rate Loan, then the Company shall not be entitled, so long as such circumstances continue, to request a Fixed Rate Loan of the affected type pursuant to Section 2.4 or a continuation of or conversion to a Fixed Rate Loan of the affected type pursuant to Section
2.7. In the event that such circumstances no longer exist, the Banks shall again consider requests for Fixed Rate Loans of the affected type pursuant to Section 2.4, and requests for continuations of and conversions to Fixed Rate Loans of the affected type pursuant to Section 2.7.

    Notwithstanding any other provision of this Agreement to the contrary and in order to give affect to the provisions of Section 3.1(a), the Company shall make requests for Fixed Rate Loans pursuant to Section 2.4, and requests for continuations of and conversions to Fixed Rate Loans pursuant to Section 2.7, such that, on each date that any scheduled principal payment is due with respect to any Term Loan pursuant to Section 3.1(a), either Floating Rate Loans, or Fixed Rate Loans having an Interest Period ending on such date, or any combination thereof, are outstanding on such date in an aggregate outstanding principal amount not less than the amount of such principal payment.

                 ARTICLE III. PAYMENTS AND PREPAYMENTS OF LOANS

    3.1  Principal Payments.

    (a) Unless earlier payment is required under this Agreement, (i) the Company shall pay to the Banks on the Termination Date the entire outstanding principal amount of the Revolving Credit Loans, and (ii) the Company shall pay to the Banks on the Term Loans in fifteen (15) quarterly principal payments of $1,041,667 the first Business Day of each January, April, July and October, beginning the first Business Day of October 1999, with a final principal payment in the amount of $9,374,995 due on the Maturity Date, when the entire outstanding principal amount of the Term Loan shall be due and payable.

    (b) The Company may at any time and from time to time prepay all or a portion of the Loans, without premium or penalty in the case of the Revolving Credit Loans, provided that (i) the Company may not prepay any portion of any Loan as to which an election for a continuation of or a conversion to a Fixed Rate Loan is pending pursuant to Section 2.7, (ii) unless earlier payment is required under this Agreement, any Fixed Rate Loan (other than a Negotiated Rate Loan) may only be prepaid on the last day of the then current Interest Period with respect to such Loan (iii) any Negotiated Rate Loan may only be prepaid if accompanied by the prepayment fee set forth in Section 3.8(c), and (iv) any prepayment shall be applied to each Banks' Note ratably in accordance with the aggregate outstanding principal amount of the Loans.

    3.2 Interest Payments. The Company shall pay interest to the Banks on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

    (a) During such periods that such Loan is a Floating Rate Loan, the Floating Rate.

    (b) During such periods that such Loan is a CD Rate Loan, the CD Rate applicable to such Loan for each related CD Interest Period.

    (c) During such periods that such Loan is a Eurodollar Rate Loan, the Eurodollar Rate applicable to such Loan for each related Eurodollar Interest Period.

    (d) During such periods that such Loan is a Negotiated Rate Loan, the Negotiated Rate applicable to such Loan.

Notwithstanding the foregoing paragraphs (a) through (d), (x) the Company shall pay additional interest at the rate of one-half of one percent (1/2%) per annum on each Loan outstanding at any time during the continuance of an Event of Default, and (y) the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

    3.3 Payment Method. (a) All payments to be made by the Company hereunder will be made in Dollars and in immediately available funds to each Bank at its address set forth in Section 7.2 not later than 1:00 p.m. Detroit time on the date on which such payment shall become due. Payments received after 1:00 p.m. Detroit time shall be deemed to be payments made prior to 1:00 p.m. Detroit time on the next succeeding Business Day. The Company hereby authorizes each Bank to charge its general account with such Bank in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

    (b) At the time of making each such payment, the Company shall, subject to the other terms and conditions of this Agreement, specify to each Bank that Loan or other obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, each Bank may apply such payments as it may determine in its sole discretion.

    3.4 No Setoff or Deduction. All payments of principal of and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

    3.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

    3.6 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to a Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by a Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to a Bank of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of such Bank, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which such Bank, as the case may be, has its principal office), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by a Bank, or (c) shall impose any other condition with respect to this Agreement, the Commitments, the Notes or the Loans, and the result of any of the foregoing is to increase the cost to a Bank, as the case may be, of making, funding or maintaining any Fixed Rate Loan or to reduce the amount of any sum receivable by a Bank, as the case may be, thereon, then the Company shall pay to such Bank, as the case may be from time to time, upon request by such Bank additional amounts sufficient to compensate such Bank for such increased cost or reduced sum receivable to the extent, in the case of any Fixed Rate Loan, such Bank is not compensated therefor in the computation of the interest rate applicable to such Fixed Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by a Bank and submitted by such Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

    (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to a Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by a Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank (or any corporation controlling such Bank), and such Bank determines that the amount of such capital is increased by or based upon the existence of such Bank's Loans or Commitment hereunder and such increase has the effect of reducing the rate of return on such Bank's (or such controlling corporation's) capital as a consequence of such Loans or Commitment hereunder to a level below that which such Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then the Company shall pay to such Bank from time to time, upon request by such Bank additional amounts sufficient to compensate such Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank reasonably determines to be allocable to the existence of such Bank's Loans or Commitment hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

    3.7 Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to a Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by a Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for such Bank to maintain any Fixed Rate Loan under this Agreement, the Company shall upon receipt of notice thereof from such Bank, repay in full the then outstanding principal amount of each Fixed Rate Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to such Bank under Section 3.8, (a) in the case of any Eurodollar Rate Loan or CD Rate Loan, on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain such Loan to such day, or (b) immediately in the case of any Negotiated Rate Loan or if such Bank may not continue to maintain another Fixed Rate Loan to such day.

    3.8 Indemnification. (a) If the Company makes any payment of principal with respect to any Fixed Rate Loan (other than any Negotiated Rate Loan) on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 3.7, Section 6.2 or otherwise), or if the Company fails to borrow any Fixed Rate Loan after notice has been given to the Banks in accordance with Section 2.4, or if the Company fails to make any payment of principal or interest in respect of a Fixed Rate Loan when due, the Company shall reimburse the Banks on demand for any resulting loss or expense incurred by the Banks, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not the Banks shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the Banks and submitted by the Banks to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to the Banks under this Section 3.8 shall be made as though the Banks shall have actually funded or committed to fund the relevant Fixed Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Interest Period; provided, however, that each Bank may fund any Fixed Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 3.8(a).

    (b) In the event that the Company makes any prepayment of principal with respect to any Negotiated Rate Loan (whether pursuant to Section 3.1(b), Section 3.6, Section 6.2 or otherwise), the Company shall pay to each Bank a prepayment premium on the principal amount prepaid, computed for the period from the date of prepayment to the scheduled maturity or maturities thereof at a per annum rate equal to the greater of (i) one percent (1%) and (ii) the amount by which the interest rate on the Negotiated Rate Loan exceeds the yield, as of the date of prepayment, on United States Treasury Bills, notes or bonds, selected by the Banks in their discretion, having a maturity or maturities comparable to the scheduled maturity or maturities of the principal amount prepaid. For purposes of this Section 3.8(b), the scheduled maturity or maturities of any principal amount prepaid shall be determined by applying such prepayments to the scheduled installments of principal in the inverse order of their maturities. The Company agrees that amounts payable pursuant to this Section 3.8(b) are a reasonable pre-estimate of loss and not a penalty. Such amounts are payable as liquidated damages for the loss of bargain and payment of such amounts shall not in any way reduce, affect or impair any other obligations of the Company under this Agreement.


                  ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants that:

    4.1 Corporate Existence and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan or Delaware, as the case may be, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law except where the failure to so qualify without having material adverse effect on the business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement, the Notes, the Guaranty and the Tender Offer Documents to which they are a party and to engage in the transactions contemplated by this Agreement and the Tender Offer Documents.

    4.2 Corporate Authority. The execution, delivery and performance by the Company and each Guarantor of this Agreement, Notes, the Guaranty and the Tender Offer Documents to which they are a party have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's or any Guarantor's charter or by-laws, or of any contract or undertaking to which the Company or any Guarantor is a party or by which the Company, any Guarantor or their respective property may be bound or affected.

    4.3 Binding Effect. This Agreement, the Guaranty and the Tender Offer Documents are, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

    4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership of each Subsidiary of the Company. Each such Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction where such qualification is necessary under applicable law. Each Subsidiary of the Company has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of the Company have been and will be validly issued and are and will be fully paid and nonassessable and, except as disclosed in writing to the Banks from time to time, are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any Liens.

    4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or in any material adverse effect on the legality, validity or enforceability of this Agreement, the Notes, the Guaranty or the Tender Offer Documents and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

    4.6 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of earnings, shareholders' equity and cash flow of the Company and its Subsidiaries for the fiscal year ended December 31, 1994 and certified by KPMG Peat Marwick LLP, independent public auditors, copies of which have been furnished to the Banks, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1(d) will fairly present, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with generally accepted accounting principles consistently applied. There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries since December 31, 1994. There is no material Contingent Liability of the Company that is not reflected in such financial statements or in the notes thereto.

    4.7 Use of Loans. The Company may use the proceeds of the Loans to assist in the acquisition of Bestop pursuant to the Tender Offer Documents and for its general corporate purposes including working capital. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Loan, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement.

    4.8 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company or any of its Subsidiaries, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement, the Notes, the Guaranty, the Tender Offer Documents or the transactions contemplated thereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes, the Guaranty or the Tender Offer Documents that have not been obtained or made.

    4.9 Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Neither the Company nor any of its Subsidiaries knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or any Subsidiary.

    4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, the Company and its Subsidiaries have good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets reflected in said balance sheet or subsequently acquired by the Company or any Subsidiary. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

    4.11 ERISA. The Company, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. None of the Company, any of its Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, its Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. The execution, delivery and performance of this Agreement and the Note do not constitute a Prohibited Transaction. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Company, its Subsidiaries or their ERISA Affiliates.

    4.12 Environmental and Safety Matters.  The Company and each
Subsidiary is in substantial compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Environmental Laws in jurisdictions in which the Company or any Subsidiary owns or operates a facility or site, or arranges or has arranged for disposal or treatment of Hazardous Materials, accepts or has accepted for transport any Hazardous Materials, or holds or has held any interest in real property or otherwise. No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any such Subsidiary holds or has held an interest or any past or present operation of the Company or any Subsidiary, which could reasonably be expected to have a material adverse effect upon the business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    4.13 Disclosure. No report or other information furnished in writing or on behalf of the Company or any Guarantor to the Banks in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. Neither this Agreement, the Notes, the Guaranty, the Tender Offer Documents nor any other document, certificate, or report or statement or other information furnished to the Banks by or on behalf of the Company or any Guarantor in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading in light of the circumstances in which they were made. There is no fact known to the Company or the Guarantor which materially and adversely affects, or which in the future may (so far as the Company or any Guarantor can now foresee) materially and adversely affect, the business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Banks by or on behalf of the Company or such Guarantor in connection with the transactions contemplated hereby.

                              ARTICLE V. COVENANTS

    5.1 Affirmative Covenants. The Company covenants and agrees that, until the Maturity Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, unless the Banks shall otherwise consent in writing, it shall, and shall cause each of its Subsidiaries to:

    (a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except to the extent permitted by Section 5.2(g), and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

    (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

    (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of the business of the Company or any of its Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Banks for purposes of assuring compliance with this Section 5.1(c).

    (d)  Reporting Requirements.  Furnish to the Banks the following:

    (i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Default or Event of Default or
(B) the commencement of any material litigation against, by or affecting the Company or any of its Subsidiaries, and any material developments therein, a statement of the chief financial officer of the Company setting forth details of such Default or Event of Default or such litigation and the action which the Company or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

    (ii) As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of earnings, shareholders' equity and cash flow for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles together with a computation (which computation shall be in reasonable detail) showing compliance with Section 5.2(a), (b), (c), (d), (e), (i) and
(j) of this Agreement;

    (iii) As soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, shareholders' equity and cash flow of the Company and its Subsidiaries for such fiscal year, certified by KPMG Peat Marwick, or other independent public auditors selected by the Company and acceptable to the Banks, without qualifications unacceptable to the Banks, together with a certificate of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Default or Event of Default, and, if such a Default or Event of Default then exists and is continuing, a statement setting forth the nature and status thereof, and
(B) that a computation as of the last day of such fiscal year by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2(a), (b), (c), (d),
(e), (i) and (j) hereof is in conformity with the terms of this Agreement;

    (iv) Promptly after the sending or filing thereof, copies of all reports, proxy statements, registration statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof; and

    (v) Promptly, such other information respecting the business, properties, operations or condition (financial or otherwise), of the Company or any of its Subsidiaries as either Bank may from time to time reasonably request.

    (e) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit the Banks or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective directors, officers, employees and independent auditors, and by this provision the Company does hereby authorize such persons to discuss such affairs, finances and accounts with the Banks, and (ii) permit the Banks or any of their agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets, which examinations and field audits shall be at the sole cost and expense of the Banks prior to the existence of any Event of Default, and at the expense of the Company during the continuance of any Event of Default.

    (f) Further Assurances. Will execute and deliver within 30 days after request therefor by the Banks, all further instruments and documents and take all further action that may be necessary or desirable, or that the Banks may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Banks under, this Agreement, the Notes and the Guaranty. In addition, the Company agrees to deliver to the Banks from time to time upon the acquisition or creation of any Subsidiary not listed in Schedule 4.4 hereto supplements to Schedule
4.4 such that such Schedule, together with such supplements, shall at all times accurately reflect the information provided for thereon, and shall further cause such Subsidiary which is organized under the laws of the United States or any political subdivision thereof, or otherwise as requested by the Banks, to execute or agree to become bound by the Guaranty and to deliver such other agreements, documents, certificates and legal opinions as the Banks may reasonably request in connection therewith.

    (g) Merger Documents. Will execute and deliver to the Banks within 5 days after the Effective Date, the Merger Documents evidencing the Merger of D & L Acquisition with and into Bestop pursuant to the terms of the Merger Documents, the Guaranty executed by Bestop, documentation regarding Bestop comparable to the documentation required to be delivered under
Section 2.5(a) - (c), (e) and (f), and such other documentation as the Banks may reasonably request.

    (h) Payoff of Certain Bestop Indebtedness. Will cause to be repaid on the date the Merger has become effective, all Indebtedness of Bestop due and owing to Colorado National Bank, together with the release of all Liens securing such Indebtedness, pursuant to a payoff letter and other documentation reasonably acceptable in form and substance to the Banks, including such documentation evidencing the loan and/or capital contribution (if applicable) by the Company to Bestop for the purpose of repaying such Indebtedness.

    5.2 Negative Covenants. Until the Maturity Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, the Company agrees that, unless the Banks shall otherwise consent in writing, it shall not, and shall not permit any of its Subsidiaries to:

    (a) Current Ratio. Permit or suffer the ratio of consolidated Current Assets of the Company and its Subsidiaries to consolidated Current Liabilities of the Company and its Subsidiaries to be less than 1.5 to 1.0 at any time.

    (b) Working Capital. Permit or suffer the consolidated Working Capital of the Company and its Subsidiaries to be less than $32,000,000 at any time.

    (c) Tangible Net Worth. Permit or suffer consolidated Tangible Net Worth of the Company and its Subsidiaries to be at any time less than the sum of (i) $50,000,000, plus (ii) 50% of Cumulative Net Income of the Company and its Subsidiaries since January 1, 1996, plus (iii) 75% of the net cash proceeds of any issuance of capital stock of the Company after the Effective Date.

    (d) Funded Debt to Capitalization. Permit or suffer the ratio of consolidated Funded Debt of the Company and its Subsidiaries to consolidated Capitalization of the Company and its Subsidiaries to be greater than 65%.

    (e) Interest Coverage Ratio. Permit or suffer the ratio of (i) consolidated earnings from continuing operations of the Company and its Subsidiaries before deduction of interest expenses paid or accrued and provision for income taxes, to (ii) interest expense paid or accrued, for any period of four consecutive fiscal quarters of the Company to be less than 2.0:1.0.

    (f) Dividends. During the continuance of any Default or Event of Default or if as a result thereof a Default or Event of Default would exist, declare or pay any dividends (except dividends payable in capital stock of the Company) or make any other distribution upon its shares of capital stock, or acquire or retire any of its capital stock.

    (g) Merger; Sale of Stock or Assets; Etc. Sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets or business to any Person, except as set forth on Schedule 5.2(g) hereto and except that any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of such assets or business to the Company or to any other Subsidiary; nor merge or consolidate with any other Person, provided that:

         (i) the Company may merge with any other corporation provided that the Company shall be the surviving or continuing corporation and immediately after such merger or consolidation, no Default or Event of Default shall exist or shall have occurred and be continuing;

         (ii) Any Subsidiary may merge into the Company or into another Subsidiary; and

         (iii) Any Subsidiary may merge or consolidate with any other corporation, provided that immediately after such merger or consolidation no Default or Event of Default shall exist or shall have occurred and be continuing.

    (h) Liens. Create, incur or suffer to exist, any Lien to exist on any of the property, real, personal or mixed, tangible or intangible, of the Company or any Subsidiary, other than:

         (i) Liens in favor of the Company as security for indebtedness for borrowed money owing to the Company by any Subsidiary;

         (ii) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established;

         (iii) Liens created in connection with worker's compensation, unemployment insurance, and social security, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and bonds, and other obligations of like nature made in the ordinary course of business;

         (iv) Any Lien created to secure payment of a portion of the purchase price of any tangible personal property may be created or suffered to exist upon such tangible personal property if the outstanding principal amount of the obligation secured by such Lien does not at any time exceed the purchase price paid by the Company or any Subsidiary for such tangible personal property, provided that such Lien does not extend to any other asset at any time owned by the Company or any Subsidiary, and provided, further, that not more than one such Lien shall burden such tangible personal property at any one time;

         (v) Liens on property financed with the proceeds of municipal revenue bonds, provided that each Lien shall be confined solely to the items of property purchased with the proceeds of such bonds and shall secure only indebtedness arising from such bonds; and

         (vi)  Liens existing at the Effective Date and set forth on
Schedule 5.2(h) hereto; and

         (vii) Liens existing at the Effective Date granted by Bestop in favor of Colorado National Bank, provided such Liens are terminated and discharged at the time of payoff of all Indebtedness of Bestop to Colorado National Bank as required by Section 5.1(h).

    (i) Loans; Guarantees. Make, or permit to remain outstanding, loans or advances to any person, firm or corporation, or guarantee or otherwise become or remain secondarily liable in any manner (except by endorsement for deposit in the usual course of business) on undertakings of others in an aggregate amount at any one time outstanding in excess of $4,000,000, excluding from the limitations imposed by this Section 5.2(i) advances by the Company to suppliers of tools, dies, fixtures and special machines and guarantees, and contingent obligations incurred by the Company to State agencies, municipal corporations, or special borrowing authorities in connection with the issuance, by such State agencies, municipal corporations or special borrowing authorities, for the benefit of the Company of obligations the interest on which is intended to be exempt from Federal income taxation.

    (j) Investment Limitation. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidence of Indebtedness of, any other person, nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person, nor incur any Contingent Liability, other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms (ii) commission, travel and similar advances made to officers and employees in the ordinary course of business, (iii) loans made to employees of the Company pursuant to the Douglas & Lomason Company Stock Purchase Loan Plan in amounts not to exceed $_________ during any calendar year,
(iv) those investments, loans, advances and other transactions described in
Schedule 5.2(j) hereto, having the same terms as existing on the date of this Agreement, but no extension or renewal thereof shall be permitted, (v) transactions permitted by Section 5.2(g), and (vi) transactions which do not in the aggregate exceed 15% of the Net Worth of the Company and its Subsidiaries on a consolidated basis from time to time during the term of this Agreement, which transactions are in the same line or lines of business as are engaged in by the Company and its Subsidiaries as of the Effective Date and which transactions do not constitute "hostile" takeovers or other transactions entered into without the consent of the person whose stock, assets or other property is proposed to be acquired.

                              ARTICLE VI.  DEFAULT

    6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Banks pursuant to Section 7.1:

    (a) Nonpayment. The Company shall fail to pay when due (whether by required prepayment or otherwise) any principal of or interest on any of the Notes or any fees or any other amount payable hereunder; or

    (b) Misrepresentation. Any representation or warranty made by the Company in Article IV hereof or by any Guarantor in the Guaranty or any other certificate, report, financial statement or other document furnished by or on behalf of the Company in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

    (c) Certain Covenants. The Company shall fail to perform or observe any term, covenant or agreement contained in Article V hereof (other than Section 5.1(d)); or

    (d) Other Defaults. The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Company, as the case may be, by a Bank; or

    (e) Cross Default. The Company or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder or under the Term Loan Agreements or any other Indebtedness owing to the Banks), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $1,000,000; or if the Company or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date; or

    (f) Judgments. One or more judgments or orders for the payment of money in an aggregate amount of $1,000,000 (excluding judgments or orders which are fully covered by insurance and as to which the insurer has not disputed its liability therefor) shall be rendered against the Company or any of its Subsidiaries, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Company or any of its Subsidiaries which causes or could cause a material adverse change in the business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or which does or could have a material adverse effect on the legality, validity or enforceability of this Agreement or the Notes, and either (i) such judgment or order shall have remained unsatisfied and the Company or such Subsidiary shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order; or

    (g) ERISA. The occurrence of a Reportable Event that results in or could result in liability of the Company, any Subsidiary of the Company or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, its Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any Subsidiary of the Company or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Subsidiary of the Company or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, its Subsidiaries or their ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Subsidiary of the Company, any of their ERISA Affiliates or any Plan of the Company, its Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or failure by the Company, any Subsidiary of the Company or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, any Subsidiary of the Company or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of the Company, any of its Subsidiaries or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(9a)(2) of ERISA; or the Company, any of its Subsidiaries or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Banks; or

    (h) Insolvency, Etc. The Company or any of its Subsidiaries shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of its Subsidiaries, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company or such Subsidiary and is being contested by the Company or such Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company or such Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

    (i) Guaranty. Any event of default described in the Guaranty shall have occurred and be continuing, or any material provision thereof shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor, shall deny that it has any or further liability or obligation thereunder, or any material provision thereof shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Banks the benefits purported to be created thereby.

    6.2  Remedies.

    (a) Upon the occurrence and during the continuance of any Event of Default, the Banks, upon the written consent of each Bank, may by notice to the Company (i) terminate the Commitments or ii) declare the outstanding principal of, and accrued interest on, the Notes and all other amounts owing under this Agreement to be immediately due and payable whereupon the Commitments shall terminate forthwith and all such amounts shall become immediately due and payable provided that in the case of any event or condition described in Section 6.1(h) with respect to the Company, the Commitments shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

    (b)  The Banks may jointly, in addition to the remedies provided in
Section 6.2(a), exercise and enforce any and all other rights and remedies available to them, whether arising under this Agreement or the Notes or under applicable law, in any manner deemed appropriate by the Banks, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement, Notes or the Guaranty or in aid of the exercise of any power granted in this Agreement, the Notes or the Guaranty.

    (c) Upon the occurrence and during the continuance of any Event of Default, the Banks may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by a Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of a Bank, irrespective of whether or not such Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Company hereby grants to the Banks a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of the obligations of the Company under this Agreement. The rights of the Banks under this
Section 6.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have. In the event of any exercise of any right of setoff by either Bank, the Banks agree that any such setoff shall be shared pro rata among the Banks in accordance with the then outstanding principal amount of the Indebtedness of the Company owing to the Banks under this Agreement and the Notes.

                          ARTICLE VII.  MISCELLANEOUS

    7.1 Amendments, Etc. (a) No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Banks. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


    7.2 Notices. (a) Except as otherwise provided in Section 7.2(c) hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 24600 Hallwood Court, Farmington Hills, Michigan 48335-1671, Attention: Senior Vice President and Chief Financial Officer, Facsimile No. (810) 478-7240, and to NBD Bank, 611 Woodward Avenue, Detroit, Michigan 48226, Attention: Michigan Banking Division, Facsimile No. (313) 225-1671, and to Comerica Bank, 500 Woodward Avenue, Sixth Floor, M/C 3242, Detroit, Michigan 48226, Attention:
Valerie A. Kin, Facsimile No. (313) 222-3503, or to such other address as may be designated by the Company or the Banks by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or in the case of telex notice, upon receipt of the appropriate answerback, provided, however, that notices to the Banks shall not be effective until received.

    (b) Notices by the Company to the Banks with respect to terminations or reductions of the Commitment pursuant to Section 2.2, requests for Loans pursuant to Section 2.4, requests for continuations or conversions of Loans pursuant to Section 2.7 and notices of prepayment pursuant to Section 3.1 shall be irrevocable and binding on the Company.

    (c) Any notice to be given by the Company to the Banks pursuant to Sections 2.4 or 3.1 and any notice to be given by the Banks hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in Section 7.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given.

    7.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of any Bank, nor any delay or failure on the part of any Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice any Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Banks under this Agreement, the Notes or the Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement, the Notes or the Guaranty, or by applicable law to the Banks may be exercised from time to time and as often as may be deemed expedient by the Banks and, unless contrary to the express provisions of this Agreement or the Notes, irrespective of the occurrence or continuance of any Default or Event of Default.

    7.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company made herein or in any certificate, report, financial statement or other document furnished by or on behalf of the Company in connection with this Agreement shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by the Banks, and those covenants and agreements of the Company set forth in Sections 3.6 and 7.5 hereof shall survive the repayment in full of the Loans and the termination of the Commitments.

    7.5 Expenses; Indemnification. The Company agrees to pay, or reimburse the Banks for the payment of, on demand, (i) all out-of-pocket expenses of the Banks, including the reasonable fees and expenses of counsel to the Banks, in connection with the preparation, execution, delivery and administration of this Agreement, the Notes, the Guaranty and the consummation of the transactions contemplated hereby, and in connection with advising the Banks as to their rights and responsibilities with respect thereto, and in connection with any modifications, amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Notes, the Guaranty and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Banks (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement, the Notes or the Guaranty or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether or not the transactions contemplated by this Agreement or the Tender Offer Documents are consummated.

    7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Banks, assign its rights or obligations hereunder or under the Notes or the Guaranty and the Banks shall not be obligated to make any Loan hereunder to any entity other than the Company. Each Bank may grant to any financial institution or institutions, whether or not affiliated with such Bank, and such financial institution or institutions may further grant, a participation interest in all or any part of, the Loans and such Bank's rights and benefits under this Agreement, its Notes and the Guaranty, and to the extent of that grant such participant or participants shall have the same rights and benefits against the Company under Section 6.2(c) as it or they would have had if such participant or participants were the Bank making the Loans to the Company hereunder, provided, however, that (a) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (b) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) such Bank shall remain the holder of its Note for all purposes of this Agreement, (d) the Company shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (e) such Bank shall not grant to its participant or participants any rights to consent or withhold consent to any action taken by the Bank under this Agreement. The Banks from time to time in their sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Banks provided under this Agreement, the Notes, the Guaranty or otherwise. In furtherance of such agency, the Banks may from time to time direct that the Company provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Company hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Banks in the same manner as would be required if dealing with the Banks itself.

    7.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

    7.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Company further agrees that any legal action or proceeding with respect to this Agreement, the Notes or the Guaranty or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and the Company hereby submits to and accept generally and unconditionally the jurisdiction of those courts with respect to its person and property.

    7.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

    7.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

    7.11 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Company and the Banks, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement, the Notes or the Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Notes or the Guaranty in any other jurisdiction.

    7.12 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

    7.13 Interest Rate Limitation. Notwithstanding any other provisions of this Agreement or the Notes, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Notes at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Banks have been paid in full.

    7.14 Substitution of Reference Bank. If the Reference Bank's Commitment shall terminate (otherwise than on termination of all the Commitments), or, as the case may be, Loans made by it hereunder are assigned, or prepaid or repaid (otherwise than on the ratable prepayment or repayment of the Loans among the Banks) for any reason whatsoever, the Reference Bank shall thereupon cease to be the Reference Bank and the Banks shall designate another Bank that is willing to act as Reference Bank.

    7.15 WAIVER OF JURY TRIAL.  THE BANKS AND THE COMPANY, AFTER
CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER THE BANKS NOR THE COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS OR THE COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on June 8, 1995, which shall be the Effective Date of this Agreement, notwithstanding the day and year first above written.




                             DOUGLAS & LOMASON COMPANY


                             By:__________________________________

                                Its:______________________________



                             NBD BANK


                             By:__________________________________

                                Its:______________________________



                             COMERICA BANK


                             By:__________________________________

                                Its:______________________________

                                 EXHIBIT A-1

                            REVOLVING CREDIT NOTE


$33,000,000                                                       June 8, 1995
                                                             Detroit, Michigan


        FOR VALUE RECEIVED, the undersigned, DOUGLAS & LOMASON COMPANY, a Michigan corporation (the "Company"), hereby promises to pay to the order of NBD BANK, (the "Bank"), at the main banking office of the Bank in lawful currency of the United States of America and in immediately available funds, the principal sum of Thirty-Three Million and 00/100 Dollars ($33,000,000), in accordance with the terms of the Amended and Restated Credit Agreement referred to below, and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until such unpaid principal balance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement referred to below.

        The Bank is hereby authorized by the Company to endorse on the schedule attached to this Note or otherwise on the books and records of the Bank the date and amount of each advance and duration of any Interest Period (if applicable), the amount of each payment or prepayment of principal thereon and the other information provided for on such schedule, which schedule or books and records shall constitute prima facie evidence of the information so endorsed, provided that any failure by the Bank to make any such endorsement shall not relieve the Company of its obligation to repay the outstanding principal amount of this Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Note and the Credit Agreement.

        The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note. Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, interest or other sums due and payable hereon, all costs of collecting this Note, including attorneys' fees and expenses.

        This Note evidences Revolving Credit Loans made under an Amended and Restated Credit Agreement, dated as of June 8, 1995 (the "Credit Agreement"), by and among the Company, the Bank and Comerica Bank to which reference is hereby made for a statement of the circumstances under which this Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement.

        This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

                                    DOUGLAS & LOMASON COMPANY


                                    By:__________________________________

                                          Its:___________________________

               Schedule to Revolving Credit Note, dated June 8,
             1995, made by Douglas & Lomason Company in favor of
                                   NBD Bank

                                           Principal
Date   Principal   Interest    Interest      Amount    Principal
Loan   Amount of     Rate     Period (if    Paid or     Balance    Endorsement
Made     Loan      Selected   Applicable)   Prepaid   Outstanding    Made by
- ----   ---------   --------   ----------   ---------  -----------  -----------





                                 EXHIBIT A-2

                            REVOLVING CREDIT NOTE


$27,000,000                                                       June 8, 1995
                                                             Detroit, Michigan


        FOR VALUE RECEIVED, the undersigned, DOUGLAS & LOMASON COMPANY, a Michigan corporation (the "Company"), hereby promises to pay to the order of COMERICA BANK (the "Bank"), at the main banking office of the Bank in lawful currency of the United States of America and in immediately available funds, the principal sum of Twenty-Seven Million and 00/100 Dollars ($27,000,000), in accordance with the terms of the Credit Agreement referred to below, and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until such unpaid principal balance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement referred to below.

        The Bank is hereby authorized by the Company to endorse on the schedule attached to this Note or otherwise on the books and records of the Bank the date and amount of each advance and duration of any Interest Period (if applicable), the amount of each payment or prepayment of principal thereon and the other information provided for on such schedule, which schedule or books and records shall constitute prima facie evidence of the information so endorsed, provided that any failure by the Bank to make any such endorsement shall not relieve the Company of its obligation to repay the outstanding principal amount of this Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Note and the Credit Agreement.

        The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note. Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, interest or other sums due and payable hereon, all costs of collecting the Note, including attorneys' fees and expenses.

        This Note evidences Revolving Credit Loans made under an Amended and Restated Credit Agreement, dated as of June 8, 1995 (the "Credit Agreement"), by and among the Company, the Bank and NBD Bank, to which reference is hereby made for a statement of the circumstances under which this Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement.

        This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

                                      DOUGLAS & LOMASON COMPANY


                                      By:__________________________________

                                            Its:___________________________

               Schedule to Revolving Credit Note, dated June 8,
             1995, made by Douglas & Lomason Company in favor of
                                Comerica Bank



                                           Principal
Date   Principal   Interest    Interest      Amount    Principal
Loan   Amount of     Rate     Period (if    Paid or     Balance   Endorsement
Made     Loan      Selected   Applicable)   Prepaid   Outstanding   Made by
- ----   ---------   --------   ----------   ---------  ----------- -----------





                                 EXHIBIT B-1

                                  TERM NOTE



$13,750,000                                                       June 8, 1995
                                                             Detroit, Michigan



        FOR VALUE RECEIVED,the undersigned, DOUGLAS & LOMASON COMPANY, a Michigan corporation (the "Company"), hereby promises to pay to the order of NBD BANK, (the "Bank"), at the main banking office of the Bank in lawful currency of the United States of America and in immediately available funds, the principal sum of Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000), in accordance with the terms of the Amended and Restated Credit Agreement referred to below, and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until such unpaid principal balance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement referred to below.

        The Bank is hereby authorized by the Company to endorse on the schedule attached to this Note, or on its books and records, the date and the amount of the each advance and duration of any Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or such books and records shall constitute prime facie evidence of the information so recorded, provided that any failure by the Bank to record any such notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Note and the Credit Agreement.

        The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note. Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collection this Note, including attorneys' fees and expenses.

        This Note evidences Term Loans made under an Amended and Restated Credit Agreement, dated as of June 8, 1995 ("Credit Agreement"), by and among the Company, the Bank and Comerica Bank, to which reference is hereby made for a statement of the circumstances under which this Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement.

        This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.


                                   DOUGLAS & LOMASON COMPANY


                                   By: _________________________________

                                       Its: ____________________________

                   Schedule to Term Note dated June 8, 1995
                      made by DOUGLAS & LOMASON COMPANY
                             in favor of NBD Bank


             Principal                            Principal    Principal
Transaction  Amount of    Applicable   Interest  Amount Paid    Balance    Notation
   Date        Loan     Interest Rate   Period   or Prepaid   Outstanding   Made By
- -----------  ---------  -------------  --------  ----------   -----------  ---------





                                 EXHIBIT B-2

                                  TERM NOTE



$11,250,000                                                       June 8, 1995
                                                             Detroit, Michigan



        FOR VALUE RECEIVED,the undersigned, DOUGLAS & LOMASON COMPANY, a Michigan corporation (the "Company"), hereby promises to pay to the order of COMERICA BANK (the "Bank"), at the main banking office of the Bank in lawful currency of the United States of America and in immediately available funds, the principal sum of Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000), in accordance with the terms of the Amended and Restated Credit Agreement referred to below, and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until such unpaid principal balance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement referred to below.

        The Bank is hereby authorized by the Company to endorse on the schedule attached to this Note, or on its books and records, the date and the amount of the each advance and duration of any Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or such books and records shall constitute prime facie evidence of the information so recorded, provided that any failure by the Bank to record any such notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Note, all accrued interest hereon and any amount payable with respect hereto in accordance with the terms of this Note and the Credit Agreement.

        The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note. Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collection this Note, including attorneys' fees and expenses.

        This Note evidences Term Loans made under an Amended and Restated Credit Agreement, dated as of June 8, 1995 ("Credit Agreement"), by and among the Company, the Bank and NBD Bank, to which reference is hereby made for a statement of the circumstances under which this Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Term Note shall have the respective meanings assigned to them in the Credit Agreement.

        This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.


                                        DOUGLAS & LOMASON COMPANY


                                        By: ______________________________


                                            Its: _________________________

                   Schedule to Term Note dated June 8, 1995
                      made by DOUGLAS & LOMASON COMPANY
                          in favor of COMERICA BANK



             Principal                            Principal    Principal
Transaction  Amount of    Applicable   Interest  Amount Paid    Balance    Notation
   Date        Loan     Interest Rate   Period    or Prepaid  Outstanding   Made By
- -----------  ---------  -------------  --------  -----------  -----------  ---------



